Exhibit 3.5

CERTIFICATE OF INCORPORATION

-of-

EQUIPMENT CONSULTANTS, INC.

WE, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST:  The name of the corporation is

EQUIPMENT CONSULTANTS, INC.

SECOND:  The registered office of the corporation is to be located at 306 South State Street, in the City of Dover, in the County of Kent, in the State of Delaware.  The name of its registered agent at that address is the United States Corporation Company.

THIRD:  The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the corporation shall have the following purposes, objects and powers:

To engage in the business of civil, mechanical, electrical and other engineering, general contracting and construction.

To engage in the business of designing, engineering and constructing  power generating plants and equipment, refineries, process plants, chemical plants, pipe lines and other manufacturing, mining,

transportation, business, governmental anddefense facilities of every kind and character and to engage in research, experimental, laboratory and development work in connection therewith.

To manufacture, buy, sell, deal in, and to engage in, conduct and carry on the business of manufacturing, buying, selling and dealing in goods, wares and merchandise of every class and description necessary or useful for the operations of this corporation.

To improve, manage, develop, sell, assign, transfer, lease, mortgage, pledge or otherwise dispose of or turn to account or deal with all or any part of the property of the corporation and from time to time to vary any investment or employment of capital of the corporation.

To borrow money, and to make and issue notes, bonds, debentures, obligations and evidences of indebtedness of all  kinds, whether secured by mortgage, pledge or otherwise, without limit as to amount, and to secure the same by mortgage, pledge or otherwise; and generally to make and perform agreements and contracts of every kind and description, including contracts of guaranty and suretyship.

To the same extent as natural persons might or could do, to purchase or otherwise acquire, and to hold, own, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in lands and leaseholds, and any interest, estate and rights in real property, and any personal or mixed property, and any franchises, rights, licenses or privileges necessary, convenient or appropriate for any of the purposes herein expressed.

To apply for, obtain, register, purchase, lease or otherwise to acquire and to hold, own, use, develop, operate and introduce and to sell, assign, grant licenses or territorial rights in respect to, or otherwise to turn to account or dispose of, any copyrights, trade marks, trade names, brands, labels, patent rights, letters patent of the United States or of any other country or government, inventions, improvements and processes, whether used in connection with or secured under letters patent or otherwise.

To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes or the attainment of any of the objects or the furtherance of any of the powers hereinbefore set forth, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the aforesaid business or powers or any part or parts thereof, provided the same be not inconsistent with the laws under which this corporation is organized.

To acquire by purchase, subscription or otherwise, and to hold for investment or otherwise and to use, sell, assign, transfer, mortgage, pledge or otherwise deal with or dispose of stocks, bonds or any other obligations or securities of any corporation or corporations; to merge or consolidate with any corporation in such manner as may be permitted by law; to aid in any manner any corporation whose stocks, bonds or other obligations are held or in any manner guaranteed by this corporation, or in which this corporation is in any way interested; and to do any other acts or things for the preservation, protection, improvement or enhancement of the value of any such stock, bonds or other obligations; and while owner of any such stock, bonds or other obligations to exercise all the rights, powers and privileges of ownership thereof, and to exercise any and all voting powers thereon; and to guarantee the payment of dividends upon any stock, the principal or interest or both, of any bonds or other obligations, and the performance of any contracts.

The business or purpose of the corporation is from time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

The enumeration herein of the objects and purposes of the corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect, or impliedly by the reasonable construction of the said laws.

FOURTH:  The total number of shares of stock which the corporation is authorized to issue is two thousand (2,000), all of which are without par value.

FIFTH:  The name and address of each of the incorporators are as follows:

NAME	ADDRESS

Ray A. Barr	60 Wall Street, New York, N.Y. 10005

Paul Allersmeyer	60 Wall Street, New York, N.Y. 10005

Robert W. Chaplick	60 Wall Street, New York, N.Y. 10005

SIXTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

(1)  The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws.  Election of directors need not be by ballot unless the by-laws so provide.

(2)  The Board of Directors shall have power without the assent or vote of the stockholders

(a)  To make, alter, amend, change, add to or repeal the By-Laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

(b)  To determine from time to time whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

(3)  The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding  upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

(4)  In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

SEVENTH:  The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

EIGHTH:  Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

NINTH:  The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

IN WITNESS WHEREOF, we have hereunto set our hands and seals, the 23rd day of January, 1970.

In the presence of:

L. Calsado

	RAY A. BARR	(L.S.)

	PAUL ALLERSMEYER	(L.S.)

	ROBERT W. CHAPLICK	(L.S.)

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

BE IT REMEMBERED that on this 23rd day of January, 1970, personally came before me, Ann Patalano, a Notary Public in and for the County and State aforesaid, Ray A. Barr, Paul Allersmeyer and Robert W. Chaplick, parties to the foregoing Certificate of Incorporation, known to me personally to be such, and severally acknowledged the said Certificate to be the act and deed of the signers respectively, and that the facts therein stated are true.

GIVEN under my hand and seal of office the day and year aforesaid.

ANN PATALANO

ANN PATALANO
NOTARY PUBLIC	[SEAL]
STATE OF NEW YORK